Exhibit 99.3

FORM OF
STOCK PLEDGE AGREEMENT

               THIS STOCK PLEDGE AGREEMENT (the "Agreement") is made by and between NATIONAL CITY BANK, a national banking association, successor by merger to National City Bank of Kentucky (the "Bank"), and COMMUNITY FIRST FINANCIAL GROUP, INC., an Indiana corporation (the "Pledgor") this _____ day of April, 2008.

               In consideration of and as an inducement to the Bank to make, continue in force, extend, renew, or modify one or more loans or discounts to the Pledgor, the Pledgor, for itself, its successors and assigns, hereby grants to the Bank a security interest in the following described property to secure the prompt payment when due of any and all existing and future indebtedness of the Pledgor to the Bank of every kind, nature and character (including without limitation, renewals, extensions and modifications hereof), direct or contingent, joint or several, however created arising or evidenced, without limitation as to amount, and including interest and late charges (the "Indebtedness"):

269,000 shares of Harrington West Financial Group, Inc. common stock, in the name of the Pledgor, together with all other property which the Pledgor may receive by reason of the legal or beneficial ownership of the said securities, excluding, so long as no default exists on the Indebtedness, cash dividends or interest paid from earnings (the "Collateral").

               The Pledgor warrants that (i) the Pledgor is the owner, free and clear of any encumbrances or claims, or any rights or interest of any third person, and that the Pledgor will at all times defend the Collateral and the Bank's security interest therein against any such claims, (ii) all of the Collateral has been duly authorized and validly created and is subject to no options to purchase or similar rights of any person or entity, (iii) the Pledgor is not, and will not become, a party to or otherwise be or become bound by any agreement, other than this Agreement and the other documents and instruments governing or evidencing the Indebtedness (collectively, the "Loan Documents"), which restricts in any manner the rights of any present or future holder of any of the Collateral with respect thereto and (iv) there are no setoffs, counterclaims or defenses with respect to the Collateral owned by the Pledgor and no agreement, oral or written, has been made with any other person or party under which any deduction or discount may be claimed with respect to such Collateral and the Pledgor does not know of any fact which would prohibit or prevent the Pledgor assigning or granting a security interest in the Collateral.

               On or before the date of this Agreement, the Pledgor shall (i) deliver to the Bank certificate(s) representing all of the Collateral, in form and content acceptable to the Bank, duly endorsed or subscribed in blank, or accompanied by appropriate stock powers or other instruments of transfer, pledge or assignment, and enter into such other arrangements as may be necessary to give control of any investment property to Lender within the meaning of Section 8-106 of the Uniform Commercial Code of the Commonwealth of Kentucky (the "UCC"), and (ii) promptly take all other actions required to perfect the security interest of the Bank in the Collateral under applicable law.

               The Bank shall not have any duty concerning the collection or protection of the Collateral or any income thereon or payments with respect thereto, or concerning the preservation of any rights pertaining thereto beyond exercising reasonable care with respect to the custody of any tangible evidence of the Collateral actually in its possession.

               The Pledgor understands and agrees that nothing whatever except actual full payment of all of the Indebtedness shall in any way affect or extinguish the Bank's security interest in the Collateral, and that the Bank may take any action without notice to or consent of the Pledgor, including without limitation the sale, transfer or release of any portion of the Collateral or of any other collateral pledged as security for the Indebtedness, and understands that the Bank shall not be obligated to (but may, without in any way impairing its interest in the remaining Collateral) release any portion of the Collateral, until the Indebtedness is paid in full.

               If the Indebtedness, or any part thereof, is not paid as and when due, the Bank may at its election exercise any remedy available to the Bank under the UCC and the Loan Documents including, but not limited to, the right to sell any part or all of the Collateral held by the Bank, at public or private sale and without notice to the Pledgor, and from the proceeds of such sale pay the Indebtedness in full together with all costs and expenses of the sale.

               Upon full payment to the Bank of all of the Indebtedness, together with attorneys fees and costs of collection, if any, all surplus Collateral or proceeds thereof shall be promptly returned to the Pledgor or delivered in accordance with its instructions.

               This Agreement shall inure to the benefit of the Bank, its successors and assigns, including each and every holder of the Indebtedness, and shall be governed by the internal laws of the Commonwealth of Kentucky.

In witness whereof, the undersigned has executed this Agreement on the date and year first written above.

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PLEDGOR:

COMMUNITY FIRST FINANCIAL GROUP, INC., an Indiana corporation

By:

Name:

Title:

NATIONAL CITY BANK OF KENTUCKY, a national banking association, successor by merger to National City Bank of Kentucky

By:

Name:

Title: